Exhibit 23(j) under Form N-1A
                                             Exhibit 23 under Item 601/ Reg. S-K

INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post-Effective Amendment No. 17 to Registration Statement No. 33-51247 on Form N-1A of our reports dated January 23, 2004 relating to the financial statements of Federated Managed Allocation Portfolios (comprised of the following funds: Federated Managed Income Portfolio, Federated Allocation Growth Portfolio, Federated Allocation Conservative Growth Portfolio, and Federated Allocation Moderate Growth Portfolio) for the year ended November 30, 2003, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.




Deloitte & Touche LLP

Boston, Massachusetts
January 28, 2004